Exhibit 99.1
News Release

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For immediate release Dec. 15, 2005	Media — Bruce Amundson (253) 924-3047 Analysts — Kathryn McAuley (253) 924-2058

Weyerhaeuser Permanently Closes Paper Machines
FEDERAL WAY, Wash. — To strengthen shareholder returns and sharpen the focus of its business portfolio, Weyerhaeuser Company (NYSE: WY) today announced the permanent closures of two paper machines.
Weyerhaeuser said this will result in a pre-tax charge of $380-385 million in the fourth quarter.
“We recognize that this news and its timing are hard on our people, but market conditions leave us no choice as we make urgent changes to improve the competitiveness and lagging financial performance of this business,” said Steven R. Rogel, chairman, president and chief executive officer. “We are in the process of implementing a comprehensive strategy to focus our portfolio of businesses and facilities to improve returns to shareholders and position Weyerhaeuser for long-term profitability and success. As a result of our ongoing strategic review, we anticipate future changes.”
Today’s announcement includes the permanent closure of:
•	One of two paper machines at the Dryden Pulp and Paper mill in Ontario on April 1, 2006 due to poor market conditions and high costs associated with the machine. Closure of the D1 machine will remove 155,000 tons of uncoated freesheet capacity. Dryden will continue producing about 332,000 tons of white paper. The closure affects approximately 80 of the mill’s 795 employees. Dryden’s bleached market pulp mill and converting sheeters will continue to operate.
•	The Prince Albert pulp and paper mill in Saskatchewan, announced in October as an indefinite closure. The paper mill will cease production at year end. The pulp mill, which is being offered for sale, will continue operating until spring to minimize risk of damage caused by cold winter weather. The Prince Albert facility has an annual capacity of 280,000 tons of uncoated paper and 130,000 metric tons of market pulp. It employs 690 hourly and salaried employees.
In response to fundamental market challenges, Weyerhaeuser has recently announced the closure of a specialty pulp mill and sawmill in Washington, the converting operations of a box plant in California, a plywood mill in Oklahoma, and the divestiture of its composite panels businesses.

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Weyerhaeuser Permantently Closes Paper Machines

Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2004, sales were $22.7 billion. It has offices or operations in 19 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
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